Exhibit 99.1

            Itron Announces Record Second Quarter Results

                   Financial Results Include Actaris

Consolidated Quarterly Revenue Exceeds $400 Million, Setting New Record

    LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Aug. 1, 2007--Itron, Inc. (Nasdaq:ITRI), today reported financial results for its second quarter ended June 30, 2007. Highlights include:

    -- Quarterly and year-to-date revenues of $402 million and $549 million;

    -- Quarterly and year-to-date non-GAAP diluted EPS of 89 cents and $1.34 per share; and

    -- Quarterly and year-to-date Adjusted EBITDA of $69 and $92 million.

    "We are obviously pleased with our financial results for the quarter," said LeRoy Nosbaum, chairman and CEO. "As expected, the acquisition of Actaris dramatically improved the operating profile of our company and provides a platform for future growth opportunities in the global energy and water markets."

    We completed the acquisition of Actaris on April 18, 2007. Actaris products include electricity meters sold outside of the U.S. and Canada and gas and water meters sold around the world. We have changed our segment reporting starting this quarter to now reflect our two operating businesses: Itron North America ("INA"), which includes the operating results for Itron prior to the acquisition, and Actaris. Comparisons for the current periods to 2006 will focus on INA since there were no consolidated results related to Actaris in the 2006 periods.

    Quarter Statement of Operations Highlights:

    Revenue -- Total revenues for the second quarter 2007 of $402 million were $238 million, or 145%, higher than 2006 second quarter revenues of $164 million. INA revenues for the second quarter of $152 million were approximately $12 million, or 7%, lower than the second quarter of 2006. 2006 second quarter revenues included over $30 million from our contract with Progress Energy. This contract also contributed to the higher number of meters shipped during the second quarter of 2006. Actaris revenues of $250 million were comprised of shipments to electric, gas and water utilities of approximately 40%, 31% and 29%, respectively.

    Gross Margin -- Gross margin for the second quarter of 2007 was 31%. Business combination accounting rules require that we revalue inventory at the sales price, less costs to complete and a reasonable profit allowance for selling effort. This is a specific expense during the quarter and is not expected to impact the remainder of the year. The value of the inventory acquired was increased by $16 million for this purchase accounting requirement, which resulted in a 4% decrease in total gross margin in the quarter ended June 30, 2007. Second quarter 2007 INA gross margin of 42% was similar to the second quarter of 2006. Actaris gross margin of 25% included the effect of the inventory purchase accounting adjustment. Actaris gross margin would have been 31% without the purchase accounting adjustment.

    Operating Expenses -- Total operating expenses for the second quarter of 2007 were $148 million and included $36 million for in-process research and development ("IPR&D") expenses related to the Actaris acquisition, which is a one-time expense. Operating expenses without the acquisition-related IPR&D expense were $112 million, or 28% of revenue. INA operating expenses were $47 million, reflecting a more than $2 million increase over the second quarter of 2006. The increase was primarily due to higher product marketing and product development expenses in support of our OpenWay platform. Actaris operating expenses of $93 million included $36 million of IPR&D expense related to the acquisition. Without this expense, Actaris operating expenses were $57 million, or 23% of revenue. Corporate unallocated expenses were nearly $8 million for the quarter, or about $1.6 million higher than the second quarter of 2006. The increase was attributable to higher depreciation expenses for our new corporate facilities and ERP system as well as an impairment charge for our previous corporate headquarters, which is held for sale.

    Interest and Other Income -- Net interest expense of nearly $21 million in the second quarter of 2007 was $18 million higher than the comparable period in 2006. The increased net interest expense in 2007 was primarily due to the placement of $1.2 billion in debt for the Actaris acquisition. Other income included net realized gains of $2.2 million of acquisition-related foreign exchange transactions and $3.3 million of unrealized foreign currency exchange gains.

    Income Taxes -- We had a $14.8 million GAAP income tax benefit for the second quarter of 2007. This compares with a GAAP income tax provision of $5 million in the second quarter of 2006. The benefit is due to the pre-tax GAAP loss.

    GAAP Net Income/Loss and EPS -- Our GAAP net loss and fully diluted EPS loss for the second quarter of 2007 was $24 million, or 79 cents per share, compared with net income of $10 million, or 39 cents per share, in the same period in 2006. The loss was primarily due to acquisition-related charges for IPR&D and inventory.

    Non-GAAP Operating Income, Net Income and Diluted EPS -- Non-GAAP operating income, which excludes amortization expense related to intangible assets, and excludes acquisition related charges for IPR&D and inventory, was $53 million, or 13% of revenues, in the second quarter of 2007, compared with $25 million, or 15% of revenues, in the second quarter of 2006. Non-GAAP net income and diluted EPS, which also excludes amortization of debt fees, was $27.7 million or 89 cents per share in 2007 compared with $15 million or 57 cents per share in the 2006 period. Non-GAAP net income and diluted EPS are higher in the second quarter of 2007 primarily due to the Actaris acquisition. Our non-GAAP tax rates were 31% and 35% for the second quarter of 2007 and 2006, respectively. The lower 2007 rate is due to lower tax rates for Actaris.

    Year-To-Date Statement of Operations Highlights:

    Revenue -- Total revenues for the six-months ended June 30, 2007 of $549 million were $230 million or 72%, higher than 2006 six-month revenues of $319 million. INA revenues for the first six months of 2007 of $300 million were approximately $20 million, or 6%, lower than the same period of 2006. 2006 revenues included $63 million from our contract with Progress Energy. We shipped 1.6 million meters to Progress Energy during the first six months of 2006.

    Gross Margin -- Total company gross margin for the six months ended June 30, 2007 was 34% and also included the 3% decrease in margins from the revaluation of inventory described above. Year-to-date 2007 INA gross margin of 42% was slightly lower than the 43% for the first six months of 2006 primarily due to lower production volumes for electricity meters.

    Operating Expenses -- Total operating expenses for the first six months of 2007 were $200 million and included $36 million of expense related to IPR&D. Without this expense, operating expenses would have been $164 million, or 30% of revenue. INA operating expenses were $92 million, reflecting a $6 million increase over the first half of 2006. The increase was primarily due to increased product marketing and product development expenses related to our OpenWay development. Corporate unallocated expenses were approximately $15 million for the first six months of 2007 or about $2 million higher than the same period in 2006. The increase was attributable to higher depreciation expenses for our new corporate facilities and ERP system as well as an impairment charge for our previous corporate headquarters, which is held for sale.

    Interest and Other Income -- Net interest expense of $20 million in the first six months of 2007 was $13 million higher than the comparable period of 2006. The increased net interest expense in 2007 was due to the placement of $1.2 billion in debt for the Actaris acquisition offset by interest income related to interest on the cash invested from the net proceeds of the convertible debt offering in the third quarter of 2006 and the net proceeds from the placement of equity in the first quarter of 2007. Other income included net realized gains of $3.8 million of acquisition-related foreign exchange transactions and $3.3 million of unrealized foreign currency exchange gains.

    Income Taxes -- We had a $10.5 million GAAP income tax benefit for the first six months of 2007. This compares with a GAAP income tax provision of $11.1 million in the first six months of 2006. The benefit is due to the pre-tax GAAP loss.

    GAAP Net Income/Loss and Diluted EPS -- Our GAAP net loss and fully diluted EPS loss for the first six months of 2007 was $16.7 million, or 58 cents per share, compared with net income of $17 million, or 66 cents per share in the first six months of 2006. The loss was primarily due to acquisition-related charges for IPR&D and inventory.

    Non-GAAP Operating Income, Net Income and EPS -- Non-GAAP operating income, which excludes amortization expense related to intangibles assets, and excludes acquisition-related charges for IPR&D and inventory was $70 million, or 13% of revenues, in the first six months of 2007, compared with $52 million or 16% of revenues, in the same period of 2006. Non-GAAP net income and diluted EPS, which also excludes amortization of debt fees was $39.7 million or $1.34 per share in 2007 compared with $28.3 million and $1.08 per share in the 2006 period. Non-GAAP net income and diluted EPS are higher in the first half of 2007 primarily due to the Actaris acquisition.

    Other Financial Highlights:

    New Order Bookings and Backlog -- New order bookings for the second quarter were $413 million, compared with $107 million in the second quarter of 2006. New order bookings in 2007 included bookings for Actaris from April 18, 2007 through June 30, 2007. Our second quarter 2007 book-to-bill ratio was 1.06 to 1. Total backlog was $656 million at June 30, 2007 compared to $351 million at June 30, 2006. Twelve month backlog of $491 million at June 30, 2007 was higher than twelve month backlog at June 30, 2006 of $225 million, primarily due to the Actaris acquisition. Acquired backlog from the Actaris acquisition was $262 million.

    Cash Flows from Operations -- Net cash provided by operating activities was $63 million for the first six months of 2007, compared with $57 million in the same period of 2006. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the second quarter of 2007, was $69 million compared with $29 million for the same period in 2006. Adjusted EBITDA for the first six months of 2007 was $92 million, or more than $33 million higher than the first six months of 2006, primarily due to the acquisition of Actaris.

    Forward Looking Statements:

    This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock based compensation, changes in foreign exchange rates, foreign business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

    Business Outlook:

    The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

    For the full year 2007, we expect

    --  Revenues between $1.42 billion and $1.44 billion;

    --  Diluted non-GAAP EPS of between $2.75 and $3.00; and

    --  Adjusted EBITDA in excess of $230 million.

    Third quarter revenues are expected to be between $425 million and $445 million.

    Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. (PDT) on August 1, 2007. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, "Investors - Investor Events." The live webcast will begin at 1:45 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode # 4792735.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions: as Itron in North America and as Actaris outside of North America. Our company is the world's leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

    Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.



                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

                                  Three Months         Six Months
                                 Ended June 30,      Ended June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Revenues                       $401,559  $163,810  $549,470  $319,363
Cost of revenues                276,845    94,778   363,431   183,557
                               --------- --------- --------- ---------
Gross profit                    124,714    69,032   186,039   135,806
Operating expenses
  Sales and marketing            34,393    16,321    49,313    31,802
  Product development            25,521    14,920    41,342    27,790
  General and administrative     27,387    12,519    41,631    24,641
  Amortization of intangible
   assets                        25,223     7,612    32,263    14,925
  In-process research and
   development                   35,551         -    35,551         -
                               --------- --------- --------- ---------
    Total operating expenses    148,075    51,372   200,100    99,158
                               --------- --------- --------- ---------

Operating income (loss)         (23,361)   17,660   (14,061)   36,648
Other income (expense)
  Interest income                 2,216       360     8,305       722
  Interest expense              (22,927)   (2,585)  (28,424)   (8,331)
  Other income (expense), net     5,433      (241)    6,941      (689)
                               --------- --------- --------- ---------
    Total other income
     (expense)                  (15,278)   (2,466)  (13,178)   (8,298)
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                          (38,639)   15,194   (27,239)   28,350
Income tax benefit (provision)   14,759    (4,990)   10,539   (11,077)
                               --------- --------- --------- ---------

Net income (loss)              $(23,880) $ 10,204  $(16,700) $ 17,273
                               ========= ========= ========= =========

Earnings (loss) per share
  Basic                        $  (0.79) $   0.40  $  (0.58) $   0.68
                               ========= ========= ========= =========
  Diluted                      $  (0.79) $   0.39  $  (0.58) $   0.66
                               ========= ========= ========= =========

Weighted average number of shares
 outstanding
  Basic                          30,068    25,415    28,641    25,237
  Diluted                        30,068    26,360    28,641    26,216




                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Revenues
  Itron North America          $151,912  $163,810  $299,823  $319,363
  Actaris                       249,647         -   249,647         -
                               --------- --------- --------- ---------
    Total Company              $401,559  $163,810  $549,470  $319,363
                               ========= ========= ========= =========
Gross profit
  Itron North America          $ 63,366  $ 69,032  $124,691  $135,806
  Actaris                        61,348         -    61,348         -
                               --------- --------- --------- ---------
    Total Company              $124,714  $ 69,032  $186,039  $135,806
                               ========= ========= ========= =========
Operating income (loss)
  Itron North America          $ 16,130  $ 23,884  $ 32,896  $ 50,094
  Actaris                       (31,650)        -   (31,650)        -
  Corporate unallocated          (7,841)   (6,224)  (15,307)  (13,446)
                               --------- --------- --------- ---------
    Total Company              $(23,361) $ 17,660  $(14,061) $ 36,648
                               ========= ========= ========= =========


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Unit Shipments                               (units in thousands)
  Total meters (with and
   without AMR)
    Electricity                   2,450     1,850     3,600     3,575
    Gas                             775         -       775         -
    Water                         1,850         -     1,850         -
                               --------- --------- --------- ---------
      Total meters                5,075     1,850     6,225     3,575

  AMR units (Itron and
   Actaris)
    Meters with AMR                 900     1,300     1,400     2,500
    AMR modules                   1,150     1,000     2,350     2,075
                               --------- --------- --------- ---------
      Total AMR units             2,050     2,300     3,750     4,575

  Other vendors' AMR                175       225       425       375




                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

                                                   June 30,   Dec. 31,
                                                     2007       2006
                                                  ----------- --------
                      ASSETS
Current assets
  Cash and cash equivalents                       $  105,873  $361,405
  Short-term investments, held to maturity                 -    34,583
  Accounts receivable, net                           325,970   109,924
  Inventories                                        171,141    52,496
  Deferred income taxes, net                          25,525    20,916
  Other                                               48,521    17,121
                                                  ----------- --------
    Total current assets                             677,030   596,445

Property, plant and equipment, net                   309,954    88,689
Intangible assets, net                               623,375   112,682
Goodwill                                           1,248,794   126,266
Prepaid debt fees                                     32,159    13,161
Deferred income taxes, net                            88,814    47,400
Other                                                 15,123     3,879
                                                  ----------- --------
    Total assets                                  $2,995,249  $988,522
                                                  =========== ========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade payables                                  $  210,203  $ 35,803
  Accrued expenses                                    71,032     6,402
  Wages and benefits payable                          59,218    24,214
  Taxes payable                                       23,834     1,717
  Current portion of debt                             11,561         -
  Current portion of warranty                         18,861     7,999
  Unearned revenue                                    30,701    27,449
                                                  ----------- --------
    Total current liabilities                        425,410   103,584

  Long-term debt                                   1,611,027   469,324
  Warranty                                            17,329    10,149
  Pension plan and long term employee benefits        65,040         -
  Deferred income taxes, net                         210,390         -
  Other obligations                                   50,239    14,483
                                                  ----------- --------
    Total liabilities                              2,379,435   597,540

  Commitments and contingencies

Shareholders' equity
  Preferred stock                                          -         -
  Common stock                                       598,860   351,018
  Accumulated other comprehensive income (loss),
   net                                                (4,722)    1,588
  Retained earnings                                   21,676    38,376
                                                  ----------- --------
    Total shareholders' equity                       615,814   390,982
                                                  ----------- --------
    Total liabilities and shareholders' equity    $2,995,249  $988,522
                                                  =========== ========




                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

                                                   Six Months Ended
                                                       June 30,
                                                ----------------------
                                                    2007       2006
                                                ------------ ---------
Operating activities
  Net income (loss)                             $   (16,700) $ 17,273
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization                    47,156    22,291
    In-process research and development              35,551         -
    Employee stock plans income tax benefits          5,773    11,686
    Excess tax benefits from stock-based
     compensation                                    (5,029)   (8,371)
    Stock-based compensation                          5,849     4,096
    Amortization of prepaid debt fees                 2,813     3,155
    Deferred income taxes, net                      (30,133)     (953)
    Other, net                                          394       435
Changes in operating assets and liabilities,
 net of acquisitions:
  Accounts receivable                               (12,604)   18,038
  Inventories                                        17,983    (9,575)
  Trade payables, accrued expenses and taxes
   payable                                           25,811     1,142
  Wages and benefits payable                         (7,299)   (3,623)
  Unearned revenue                                   (4,348)    4,230
  Warranty                                              391     1,678
  Other long-term obligations                           (47)     (181)
  Other, net                                         (2,642)   (4,550)
                                                ------------ ---------
    Net cash provided by operating activities        62,919    56,771

Investing activities
  Proceeds from the maturities of investments,
   held to maturity                                  35,000         -
  Acquisitions of property, plant and equipment (18,306) (14,420) Business acquisitions, net of cash and cash
   equivalents acquired                          (1,715,626)   (7,778)
  Other, net                                          5,897     1,444
                                                ------------ ---------
    Net cash used in investing activities        (1,693,035)  (20,754)

Financing activities
  Proceeds from borrowings                        1,159,027         -
  Change in short-term borrowings, net                    -         -
  Payments on debt                                   (2,890)  (42,703)
  Issuance of common stock                          236,220    11,326
  Excess tax benefits from stock-based
   compensation                                       5,029     8,371
  Prepaid debt fees                                 (23,058)      (62)
                                                ------------ ---------
    Net cash provided by (used in) financing
     activities                                   1,374,328   (23,068)

Effect of exchange rate changes on cash and
 cash equivalents                                       256         -
Increase (decrease) in cash and cash
 equivalents                                       (255,532)   12,949
Cash and cash equivalents at beginning of
 period                                             361,405    33,638
                                                ------------ ---------
Cash and cash equivalents at end of period      $   105,873  $ 46,587
                                                ============ =========


    Itron, Inc.

    About Non-GAAP Financial Measures

    The accompanying press release dated August 1, 2007 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned "Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures" information following.

    We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor's operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

    Non-GAAP operating income -- We define non-GAAP operating income as operating income minus amortization of intangible expenses, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the affects of inventory revaluation and IPR&D to provide investors gross and operating margins for the business that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

    Non-GAAP net income and non-GAAP EPS -- We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

    Adjusted EBITDA -- We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report the results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

    The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.



                             ITRON, INC.
            RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
         TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2007      2006     2007      2006
                                 --------- -------- --------- --------
Non-GAAP operating income:
  GAAP operating income (loss)   $(23,361) $17,660  $(14,061) $36,648
    Amortization of intangible
     assets                        25,223    7,612    32,263   14,925
    In-process research and
     development                   35,551        -    35,551        -
    Purchase accounting
     adjustment - inventory        16,023        -    16,023        -
                                 --------- -------- --------- --------
  Non-GAAP operating income      $ 53,436  $25,272  $ 69,776  $51,573
                                 --------- -------- --------- --------

Non-GAAP net income:
  GAAP net income                $(23,880) $10,204  $(16,700) $17,273
    Amortization of intangible
     assets                        25,223    7,612    32,263   14,925
    Amortization of debt
     placement fees                 1,964      301     2,706    3,036
    In-process research and
     development                   35,551        -    35,551        -
    Purchase accounting
     adjustment - inventory        16,023        -    16,023        -
    Income tax effect of non-
     GAAP adjustments             (27,200)  (3,077)  (30,175)  (6,975)
                                 --------- -------- --------- --------
  Non-GAAP net income            $ 27,681  $15,040  $ 39,668  $28,259
                                 --------- -------- --------- --------

                                 --------- -------- --------- --------
  Non-GAAP diluted EPS           $   0.89  $  0.57  $   1.34  $  1.08
                                 --------- -------- --------- --------

    Shares used in diluted EPS     31,248   26,360    29,621   26,216
                                 --------- -------- --------- --------

Adjusted EBITDA:
  GAAP net income (loss)         $(23,880) $10,204  $(16,700) $17,273
    Interest income                (2,216)    (360)   (8,305)    (722)
    Interest expense               22,927    2,585    28,424    8,331
    Income tax (benefit)
     provision                    (14,759)   4,990   (10,539)  11,077
    Depreciation and
     amortization                  35,696   11,353    47,156   22,291
    In-process research and
     development                   35,551        -    35,551        -
    Purchase accounting
     adjustment - inventory        16,023        -    16,023        -
                                 --------- -------- --------- --------
  Adjusted EBITDA                $ 69,342  $28,772  $ 91,610  $58,250
                                 --------- -------- --------- --------

    CONTACT: Itron, Inc.
             Vice President, Investor Relations and
             Corporate Communications
             Deloris Duquette, 509-891-3523
             deloris.duquette@itron.com